February 24, 1998



Mr. John Pasco, III
Commonwealth Shareholder Services, Inc.
1500 Forest Avenue, Suite 223
Richmond, Virginia 23229

Dear Mr. Pasco:

This is to confirm that the client-auditor relationship between Valley Forge Capital Holdings Total Return Fund, Inc. (Commission file No. 811-08516) and Deloitte & Touche LLP has ceased.

Yours truly,

DELOITTE & TOUCH LLP